Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SLM FUNDING LLC”, CHANGING ITS NAME FROM “SLM FUNDING LLC” TO “NAVIENT FUNDING, LLC”, FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D. 2014, AT 8:13 O’CLOCK A.M.

2527948 8100 140552151 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State
	Authentication: Date:	1338846 05-02-14

State of Delaware Secretary of State Division of Corporations Delivered 08:13 AM 05/02/2014 FILED 08:13 AM 05/02/2014 SRV 140552151 - 2527948 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:
SLM Funding LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

RESOLVED, that Article FIRST of the Certificate of Formation of SLM Funding LLC be amended in its entirety so that, as amended, said ARTICLE FIRST shall be and read as follows:

FIRST:  The name of the limited liability company is Navient Funding, LLC (hereinafter the “Company”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of May , A.D. 2014.

By:	/s/ Eric Watson
Authorized Person(s)

Name:	Eric Watson
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